Breakthrough Oxygenation March 2021 Filed Pursuant to Rule 433 Issuer Free Writing Prospectus dated March 29, 2021 Relating to Preliminary Prospectus dated March 29, 2021 Registration No. 333 - 253920 www.inspira - technologies.com

This presentation highlights basic information about us and the offering to which this presentation relates. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. The Company has filed a Registration Statement (including a prospectus, which currently is in preliminary form) with the SEC for the offe rin g to which this presentation relates. The Registration Statement has not yet become effective. Before you invest, you should re ad the Preliminary Prospectus in the Registration Statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov . The Preliminary Prospectus, dated March 22, 2021, is available on the SEC website at www.sec.gov/edgar . Alternatively, the Company or the underwriter participating in the offering will arrange to send you the Preliminary Prospectus and, when available, the final prospectus and/or any supplements thereto if you contact The Benchmark Company , LLC, Attention: Prospectus Department, 150 E. 58th Street, 17th Floor, New York, NY 10155, by calling (212) 312 - 6700 or by e - mail at prospectus@benchmarkcompany.com . Free Writing Prospectus Statement

This presentation of Inspira Technologies Oxy B.H.N. Ltd. (the “Company”) contains “forward - looking statements” within the meaning of the Private Securities Litigation Reform Act and other securities law. Words such as “expects,” “intends,” “plans, ” “believes,” “seeks,” “estimates,” and similar expressions or variations of such words are intended to identify forward - looking statements. For example, the Company is using forward - looking statements when it discusses the potential of its product, its strategy, market potential for its product, commercialization of its product, reimbursement strategy for its product, regulat ory approval process of its product candidates, the benefits and use of its product candidates and its future growth. The present ati on also contains estimates with respect to the Company’s health economics model. Forward - looking statements are not historical facts, and are based upon management’s current expectations, beliefs and projections, many of which, by their nature, are inherently uncertain. Such expectations, beliefs and projections are expressed in good faith. However, there can be no assura nce that management’s expectations, beliefs and projections will be achieved, and actual results may differ materially from what is expressed or indicated by the forward - looking statements. Forward - looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the forward - looking statements. For a mor e detailed description of the risks and uncertainties affecting the Company, the reference is made to the Company’s reports filed from time to time with the Securities and Exchange Commission (the “SEC”), including, but not limited to, the risks detailed in the Company’s preliminary prospectus dated March 22, 2021, filed with the SEC as a part of the Company’s Registration Statement o n Form F - 1 (File No. 333 - 253920), and documents incorporated by reference therein. Forward - looking statements speak only as of the date the statements are made. The Company assumes no obligation to update forward - looking statements to reflect actual results, subsequent events or circumstances, changes in assumptions or changes in other factors affecting forward - looking information except to the extent required by applicable securities laws. If the Company does update one or more forward - looking statements, no inference should be drawn that the Company will make additional updates with respect thereto or with respect t o other forward - looking statements. Forward looking - Statements

Terms of the Offering 4 Issuer Inspira Technologies Oxy B.H.N. Ltd. Offering Type Initial Public Offering Price Range $5.50 - $6.50 Shared Offered 2,750,000 shares plus 15%, 45 - day overallotment option Gross Proceeds $ 16.5 Million Listing/Symbol Nasdaq: IINN Pre - Offering Shares Outstanding 10,343,769 Ordinary Shares currently issued and outstanding Use of Proceeds (i) $1 MM for product integration; (ii) $7 MM – R&D, system engineering and regulatory approval process; (iii) $2 MM business development, marketing, go - to - market; (iv) The remainder for working capital and general corporate purposes Underwriters The Benchmark Company , LLC – Bookrunning Manager National Securities – Co - Manager Proprietary - Inspira Technologies Oxy B.H.N. Ltd.

Vision Redefining Artificial Respiration to impact millions of lives We are a specialty medical device company developing proprietary respiratory support technology designed to prevent the need for mechanical ventilation, or MV, which is the current standard of care About Us 5 Proprietary - Inspira Technologies Oxy B.H.N. Ltd.

Investment Highlights 6 • Innovative and cost - effective respiratory technology • Enables to avoid the use of MV, patients remain awake • Raises saturation levels in 1 minute • Reduces hospitalization days and device cost • Completed pre - clinical studies • Progressing to Verification & Safety Trials • Total addressable market of: $20Bn+ • Experienced and committed management team Proprietary - Inspira Technologies Oxy B.H.N. Ltd.

A large Respiratory Distress Market 400M with a standard of care with significant disadvantages World population affected by respiratory insufficiency 20M ICU patients annually receive highly invasive mechanical ventilation 7 Proprietary - Inspira Technologies Oxy B.H.N. Ltd.

MV is a standard of care with significant disadvantages Highly traumatic MV requires intrusive intubation & a medically induced coma: • Extended hospital stays leading to increased cost of care • Frequent incidence of infection • High mortality rates • Ventilation dependence 8 Proprietary - Inspira Technologies Oxy B.H.N. Ltd.

Inspira Fills a Large Gap in Respiratory Treatment “Where supplemental therapies are insufficient & the risks of MV use are unjustified” Supplemental Oxygen mask therapies Augmented Respiration Technology Blood is oxygenated in awake, breathing patient Elevates saturation within 60+ secs* Mechanical Ventilation Intubation & coma 50% Mortality Rate 9 Proprietary - Inspira Technologies Oxy B.H.N. Ltd. *Based on studies performed on 200 - lb. swine models at C.R.O. facility

Expanding Respiratory Market Beyond the ICU Drivers • Increase in incidence & prevalence of respiratory disease • Rise of aged population • Increasing number of patients • Reducing of growing healthcare costs Market Ambulatory General Medical Units ICU 10 Proprietary - Inspira Technologies Oxy B.H.N. Ltd.

Cannula draws blood at a low flow rate The ART oxygenates & removes CO 2 Blood returns to patient, raising saturation levels in 60 seconds Augmented Respiratory Technology ART provides respiratory support as the lungs rest and the patient is kept awake An easy & simple process 11 Proprietary - Inspira Technologies Oxy B.H.N. Ltd.

Augmented Respiration Technology Intended Patient Patients requiring respiratory support, experiencing deteriorating saturation levels (Candidates for intubation & Mechanical Ventilation) Unique Alternative Clinicians can treat underlying respiratory problem while patient is awake & breathing spontaneously Patient Experience Patient awake & responsive, experiencing immediate saturation boost. Reduced complications. No weaning Cost Advantages Reduced hospital length of stay. Reducing re - admissions. Decreased treatment costs. Low cost of device & disposables kits. Ease of Use Ease of insertion of cartridge. Designed for use in ICU, general medicine units & ambulatory settings & reduces staff burden. 12 Proprietary - Inspira Technologies Oxy B.H.N. Ltd.

Go - to - Market Strategy PHASE III Pursuing world - wide regulatory approvals PHASE I FDA/CE United States, Europe, Israel, Australia, China and Japan Collaborating with KOLs & hospitals PHASE II Expose ART system & attain both clinical endorsement and adoption of use in acute respiratory care Sales and distribution channel collaborations PHASE III Discussions underway to establish collaborations with leading medical device companies, manufacturers and distributors Marketing to increase awareness of solution PHASE IV Introduce to medical community our product and technology: leading hospitals, military branches, government bodies A strategy aimed at establishing and growing multiple recurring revenue streams across medical institutions and professional healthcare verticals, and in a variety of geographical territories 13 Proprietary - Inspira Technologies Oxy B.H.N. Ltd.

Mechanical Ventilation ART 500 Induced Coma Involves intubating patients whilst in an induced coma Patients are treated awake & mobile. No induced coma Hospital Days Requires long hospital stays. 40% have iatrogenic complications that extend treatment period Hospital days are expected to be reduced by 50% with no MV associated complications or weaning required Weaning Patients have to be weaned off MV, taking up 50% of treatment time. Traumatic, often extending ICU stay No need for weaning, this reduces ICU days by 50% on its own Re - admissions A 40% re - admission rate with patients eventually dying due to the consequences of prolonged MV Shorter treatment times will reduce complications and improve patient outcomes, reducing re - admissions Location Can only be administered in an ICU setting Applicable in ICU & General Medicine Unit (GMU) Staff Requires highly specialized medical staff only in ICU No requirement for highly specialized medical staff Health Economics Model (Driving Factors) 14 Proprietary - Inspira Technologies Oxy B.H.N. Ltd.

Patents & Innovations Method: Safe, easy to use without the need for a perfusionist Patent Intent of Use: Extracorporeal Oxygenation Method Component: Low impact radiography free dual lumen cannula Patent Name: Dual Lumen Cannula Component: Anti air - embolism, low - flow mechanism Patent Name: Adjustable Dual Lumen Component: Safe, easy - to - insert disposable cartridge & accessory kit Patent Name: A disposable set of consumable components Competitive Advantage 15 Proprietary - Inspira Technologies Oxy B.H.N. Ltd.

Regulatory Approval Process* 2020 Filed several patents Studies performed on 200 - lb. swine models at C.R.O. facility Product design & performance validation Study protocol to be designed to demonstrate our ART system’s efficacy and reduced cost of treatment Planning studies with collaborating hospitals Planning pilot treatments in partnering hospitals for marketing of results for clinical adoption IP: Protect Preclinical Studies FDA Submission Verification & Safety Trials CE Submission 16 * Subject to FDA and other regulatory agency approvals Proprietary - Inspira Technologies Oxy B.H.N. Ltd.

Preclinical Studies: Proven Results Studies performed on 200 - lb. swine models at C.R.O. facility ART system used to provide temporary increase of oxygen gas exchange during respiratory failure by transferring clinically significant amounts of oxygen to the venous blood, while simultaneously extracting quantities of carbon dioxide 17 Proprietary - Inspira Technologies Oxy B.H.N. Ltd.

A Fragmented Market “ Filling the Gap in the Industry ” Breakthrough Oxygenation Respiratory Applications Blood Based Treatments Proprietary Low - flow Oxygenation Proprietary Cannula 18 * Trademarks are the property of their respective owners. Proprietary - Inspira Technologies Oxy B.H.N. Ltd.

Planned Key Milestones* Conditional Orders (Distribution) US Office Human Studies New Product FDA Submission Strategic Investment Strategic Partnership Verification & Safety Pre - market Early Adoption 19 *May be subject to change Proprietary - Inspira Technologies Oxy B.H.N. Ltd.

Reimbursement Inspira plans to utilize existing CPT Codes using a “New Approach” to an existing procedure cms.gov: MS DRG based reimbursement for respiratory care Reduced Patient Complications Reduced Hospital Length of Stay & Re - admissions Reduced Costs & Operational Expenses Reduced Hospital & Staff Burden 20 Proprietary - Inspira Technologies Oxy B.H.N. Ltd.

Recurring Revenue Model Competitively priced system ART system is relatively small in size, which allows it to be used both in ICU and non - ICU settings, including hospital wards and ambulatory settings, without significant financial burden We are planning to sell an assembled product as well as its disposable component kits 21 Proprietary - Inspira Technologies Oxy B.H.N. Ltd.

Leadership



Prof. Benad Goldwasser, MD, MBA
Chairman

Urologic surgeon, inventor, entrepreneur & venture capital investor

Vast experience in leading high growth, publicly traded medical companies
Co-founded Vidamed Inc., acquired by Medtronic Inc. (NYSE: MDT)
Co-founded Medinol, partnered with Boston Scientific (NYSE: BSX)



Joe Hayon, MBA
Co-Founder, President & CFO

Former CFO, CIO and Corporate Manager
Elscint (Formerly NASDAQ & TSE : ELT)
Sanmina - Medical Division (NASDAQ: SANM)
Plasan Group

Executed M&As and strategic joint ventures
Experience in manufacturing & setting up operations to support high-growth delivery



Dagi Ben-Noon, BSc
Co-Founder, CEO

Co-Founded Nano Dimension (NASDAQ : NNDM)
Served as COO & Director

Serial entrepreneur & investor
Multi-industry experience in growing companies from concept to market penetration and sales



Dr. Udi Nossinovitch, MD, PhD
Co-Founder, CSO

Cardiologist, ICU Physician & Cardiology Researcher, Senior hyperbaric & diving physician

Sheba Medical Center, Israel Naval Medical Institute, Technion Institute of Technology, Meir Medical Center, Tel Aviv University

Proprietary - Inspira Technologies Oxy B.H.N. Ltd.
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INSPIRA

Thank You Joe Hayon Co - Founder, President & CFO E - mail : joe@inspirao2.com www.inspira - technologies.com